Exhibit 99.1
Delek US Holdings Reports Third Quarter 2021 Results

•Reported third quarter net income of $18.1 million or $0.24 per share and adjusted EBITDA of $109.8 million
•Improved operational performance and reliability drove significantly stronger EBITDA
•Recognizing insurance proceeds from fire/freeze events in the first half of 2021
•Competitive cost structure positions DK to capture improving margins
•Continue working with EPA on small refinery exemptions (SRE’s)
•Recent all-time high in DKL units reduces DKL cost of capital and reinforces intrinsic value within DK
•Wink to Webster pipeline JV poised to contribute to performance throughout 2022
•Maintained strong balance sheet with $831 million of cash as of September 30, 2021

BRENTWOOD, Tenn.-- November 4, 2021 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its third quarter ended September 30, 2021. Delek US reported a third quarter 2021 net income of $18.1 million, or $0.24 per share, versus net loss of $(88.1) million, or $(1.20) per share, for the quarter ended September 30, 2020. On an adjusted basis, Delek US reported Adjusted net income of $9.9 million, or $0.13 per share, for the third quarter 2021. This compares to Adjusted net loss of $(99.5) million, or $(1.35) per share, in the prior year. Adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA") was $109.8 million for the third quarter compared to Adjusted EBITDA of $(11.2) million in the prior year.
Net income and Adjusted net income include approximately $11.2 million (after-tax), or $0.15 per share, of net tailwinds which is comprised of the following: $(3.0) million (pre-tax) representing the combined net effect of a favorable estimated "other inventory impact" and an unfavorable other net inventory hedging impact, as outlined on pages 14 and 10, respectively; a $21.5 million (pre-tax) one-time catch-up adjustment to capitalize manufacturing overhead in refining finished goods; and a $(4.1) million (pre-tax) incremental equity method investment loss related specifically to an agreement termination with a related joint venture that we also recognized. See further discussion in the Consolidated Results section below.
Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "After a challenging first half of 2021, improved operations and reliability are allowing us to capture the stronger market environment resulting in significantly stronger EBITDA. We have begun receiving insurance proceeds and continue working with our insurance carriers to offset financial impacts relating to the freeze and fire that occurred in the first half of the year. We also continue to engage with the EPA in pursuit of small refinery exemptions."
Mr. Yemin continued, "Midstream remains resilient with DKL on-track to deliver a 5% distribution increase on a full-year basis. DKL units recently traded at an all-time high, reflecting the significant value of DK’s 80% ownership stake. Finally, the Wink to Webster project is expected to progressively ramp-up and contribute to performance throughout 2022."
Liquidity
As of September 30, 2021, Delek US had a cash balance of $830.6 million and total consolidated long-term debt of $2,222.2 million, resulting in Net debt of $1,391.6 million. As of September 30, 2021, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") had $901.4 million of total long-term debt and $4.9 million of cash, which are included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $825.7 million in cash and $1,320.8 million of long-term debt, or a $495.1 million Net debt position.

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Consolidated Results
Net income attributable to Delek increased in the third quarter 2021 to $18.1 million compared to $(88.1) million net loss in the third quarter 2020. On an adjusted basis, Adjusted net income was $9.9 million in Q3 2021 compared to Adjusted net loss of $(99.5) million in Q3 2020.
The increase in the current quarter Adjusted net income compared to the prior year quarter of $109.4 million is primarily attributable to the following (all after-tax): $96.1 million favorable change attributable to improvements in refining operating results and contribution margins compared to the prior year quarter; a $(22.7) million unfavorable net other inventory impact compared to the prior year quarter; a net unfavorable impact of $(1.6) million related to other inventory hedging gains/losses compared to the prior year quarter; and property and casualty insurance recoveries and WTW Contract Termination recoveries that related to expenses and expenditures we actually incurred, net of the related incremental equity method investment loss in W2W Holdings LLC ("WWP Project Financing JV"), totaling approximately $20.9 million1. Additionally, we also recorded a one-time cumulative correcting adjustment to capitalize manufacturing overhead (including operating expenses and depreciation) in refining inventory related to prior years of $16.7 million2 (after-tax). See below for further discussion of operating results and contribution margin across our segments.
Refining Segment Results
Refining contribution margin increased to $91.4 million in the third quarter 2021 from $(17.8) million in the third quarter 2020, while Adjusted segment contribution margin was $91.8 million in the third quarter 2021 compared to $(21.2) million in the third quarter 2020. The current period Adjusted refining contribution margin reflects $8.9 million of favorable other inventory impact and $(11.9) million additional inventory hedging losses compared to $38.1 million and $0.9 million, respectively, in the third quarter 2020. Other inventory impacts, excluding lower of cost or market/net realizable value ("LCM"), are outlined by refinery in the tables on page 14. Additionally, Adjusted refining contribution margins were positively impacted by property and casualty insurance recoveries that related to expenses we actually incurred in previous quarters totaling $17.0 million, as well as a one-time cumulative adjustment to capitalize manufacturing overhead (excluding the depreciation component) in refining inventory related to prior years of $14.0 million3.
On a year-over-year basis, results increased primarily due to higher crack spreads as higher vaccination rates and a global economic recovery led to an increase in demand. During the third quarter 2021, Delek US's benchmark crack spreads were up an average of approximately 161.6% from prior-year levels. The refineries ability to capture the full crack spread increase was negatively impacted by higher RIN costs year over year.
Logistics Segment Results
The logistics segment contribution margin in the third quarter 2021 was $67.2 million compared to $67.2 million in the third quarter 2020, where Adjusted segment contribution margin was $67.3 million compared to $66.9 million in the prior year quarter. Higher refinery utilization and increased demand were partially offset by operating expenses associated with pipeline integrity work resulting in a year-over-year improvement in performance from our assets.
Retail Segment Results
For the third quarter 2021, contribution margin, on both a GAAP and Adjusted basis, was $17.9 million compared to $18.3 million in the prior-year period for the retail segment. Merchandise sales were approximately $81.7 million with an average retail margin of 33.7% in the third quarter 2021, compared to merchandise sales of approximately $86.8 million with an average retail margin of 31.6% in the prior-year period. Approximately 41.9 million retail fuel gallons were sold at an average margin of $0.33 per gallon in the third quarter 2021 compared to 45.1 million retail fuel gallons sold at an average margin of $0.31 per gallon in the third quarter 2020. In the third quarter 2021, the average merchandise store count was 250 compared to 253 in the prior-year period. On a same-store-sales basis in the third quarter 2021, merchandise sales decreased (7.1)% and fuel gallons sold decreased (5.9)% compared to the prior-year period.
Corporate and Other Activity
Contribution margin from Corporate, Other and Eliminations was a loss of $12.9 million in the third quarter 2021 compared to a loss of $20.4 million in the prior-year period, where Adjusted contribution margin was a $12.9 million loss compared to a $31.7 million loss in the same quarter of 2020, where these amounts include inter-segment eliminations.
The Wink to Webster crude oil pipeline, currently flowing through the consolidated equity method investment line, is in its final construction phase. The 36-inch diameter pipeline, which is fully contracted with minimum volume commitments (MVCs), will originate in the Permian Basin and have destination points in the Houston market.
1 See the 'Significant Transactions During the Quarter Impacting Results' section on page 7 for further discussion.
2 See the 'Significant Transactions During the Quarter Impacting Results' section on page 7 for further discussion.
3 See the 'Significant Transactions During the Quarter Impacting Results' section on page 7 for further discussion.

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Third Quarter 2021 Results | Conference Call Information
Delek US will hold a conference call to discuss its third quarter 2021 results on Friday, November 5, 2021 at 8:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. Presentation materials accompanying the call will be available on the investor relations tab of the Delek US website approximately ten minutes prior to the start of the call. For those who cannot listen to the live broadcast, the online replay will be available on the website for 90 days.
Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) third quarter 2021 earnings conference call that will be held on Friday, November 5, 2021 at 7:00 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics will be available online at www.deleklogistics.com.
About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, renewable fuels and convenience store retailing.The refining assets consist primarily of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.
The logistics operations primarily consist of Delek Logistics Partners, LP (NYSE: DKL). Delek US Holdings, Inc. and its affiliates own approximately 80% (including the general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.
The convenience store retail operates approximately 250 convenience stores in central and West Texas and New Mexico.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if", “potential,” “expect” or similar expressions, as well as statements in the future tense. These forward-looking statements include, but are not limited to, statements regarding throughput at the Company’s refineries; crude oil prices, discounts and quality and our ability to benefit therefrom; share repurchases; cost reductions; payments of dividends; growth; investments into our business; the performance and execution of our midstream growth initiatives, including the Big Spring Gathering System, the Red River joint venture and the Wink to Webster long-haul crude oil pipeline, and the flexibility, benefits and the expected returns therefrom; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; opportunities and anticipated performance and financial position.
Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell, uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; uncertainty relating to the impact of the COVID-19 outbreak on the demand for crude oil, refined products and transportation and storage services; Delek US' ability to realize cost reductions; risks related to Delek US’ exposure to Permian Basin crude oil, such as supply, pricing, gathering, production and transportation capacity; gains and losses from derivative instruments; risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; the possibility of litigation challenging renewable fuel standard waivers; changes in the scope, costs, and/or timing of capital and maintenance projects; the ability to grow the Big Spring Gathering System; the ability of the Red River joint venture to complete the expansion project to increase the Red River pipeline capacity; the ability of the joint venture to construct the Wink to Webster long haul crude oil pipeline; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the geographic areas in which we operate; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.
Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek US becomes aware of, after the date hereof, except as required by applicable law or regulation.

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Non-GAAP Disclosures:
Our management uses certain “non-GAAP” operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Adjusting items - certain identified infrequently occurring items, non-cash items, and items that are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends;
•Adjusted net income (loss) - calculated as net income attributable to Delek US adjusted for relevant Adjusting items recorded during the period;
•Adjusted net income (loss) per share - calculated as Adjusted net income (loss) divided by weighted average shares outstanding, assuming dilution, as adjusted for any anti-dilutive instruments that may not be permitted for consideration in GAAP earnings per share calculations but that nonetheless favorably impact dilution;
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income attributable to Delek adjusted to add back interest expense, income tax expense, depreciation and amortization;
•Adjusted EBITDA - calculated as EBITDA adjusted for the relevant identified Adjusting items in Adjusted net income (loss) that do not relate to interest expense, income tax expense, depreciation or amortization, and adjusted to include income (loss) attributable to non-controlling interests;
•Adjusted segment contribution margin - calculated as Segment contribution margin adjusted for the identified Adjusting Items in Adjusted net income (loss) that impact Segment contribution margin;
•Refining margin - calculated as the difference between total refining revenues and total cost of materials and other;
•Adjusted refining margin - calculated as refining margin adjusted for the relevant identified Adjusting items in Adjusted net income (loss) that impact refining margin and that, where applicable, can be identified and/or are measured and recognized at the refinery level;
•Refining margin per sales barrel - calculated as refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period;
•Adjusted refining margin per sales barrel - calculated as adjusted refining margin divided by our average refining sales in barrels per day (excluding purchased barrels) multiplied by 1,000 and multiplied by the number of days in the period; and
•Net debt - calculated as long-term debt including both current and non-current portions (the most comparable GAAP measure) less cash and cash equivalents as of a specific balance sheet date.
We believe these non-GAAP operational and financial measures are useful to investors, lenders, ratings agencies and analysts to assess our ongoing performance because, when reconciled to their most comparable GAAP financial measure, they provide improved relevant comparability between periods, to peers or to market metrics through the inclusion of retroactive regulatory or other adjustments as if they had occurred in the prior periods they relate to, or through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying results and trends. “Net debt,” also a non-GAAP financial measure, is an important measure to monitor leverage and evaluate the balance sheet.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because Adjusted net income or loss, Adjusted net income or loss per share, EBITDA and adjusted EBITDA, and Adjusted Segment Contribution Margin or any of our other identified non-GAAP measures may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek US Holdings, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(In millions, except share and per share data)
	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$830.6	$787.5
Accounts receivable, net	1,008.1	527.9
Inventories, net of inventory valuation reserves	1,093.0	727.7
Other current assets	80.3	256.4
Total current assets	3,012.0	2,299.5
Property, plant and equipment:
Property, plant and equipment	3,598.3	3,519.5
Less: accumulated depreciation	(1,282.0)	(1,152.3)
Property, plant and equipment, net	2,316.3	2,367.2
Operating lease right-of-use assets	169.6	182.0
Goodwill	729.7	729.7
Other intangibles, net	104.4	107.8
Equity method investments	354.4	363.6
Other non-current assets	80.5	84.3
Total assets	$6,766.9	$6,134.1

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,684.6	$1,144.0
Current portion of long-term debt	63.4	33.4
Obligation under Supply and Offtake Agreements	148.7	129.2
Current portion of operating lease liabilities	43.3	50.2
Accrued expenses and other current liabilities	840.0	546.4
Total current liabilities	2,780.0	1,903.2
Non-current liabilities:
Long-term debt, net of current portion	2,158.8	2,315.0
Obligation under Supply and Offtake Agreements	329.8	224.9
Environmental liabilities, net of current portion	109.3	107.4
Asset retirement obligations	38.2	37.5
Deferred tax liabilities	203.5	255.5
Operating lease liabilities, net of current portion	125.0	131.8
Other non-current liabilities	44.7	33.7
Total non-current liabilities	3,009.3	3,105.8
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 91,700,464 shares and 91,356,868 shares issued at September 30, 2021 and December 31, 2020, respectively	0.9	0.9
Additional paid-in capital	1,199.2	1,185.1
Accumulated other comprehensive loss	(7.4)	(7.2)
Treasury stock, 17,575,527 shares, at cost, as of September 30, 2021 and December 31, 2020	(694.1)	(694.1)
Retained earnings	360.1	522.0
Non-controlling interests in subsidiaries	118.9	118.4
Total stockholders’ equity	977.6	1,125.1
Total liabilities and stockholders’ equity	$6,766.9	$6,134.1

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Delek US Holdings, Inc.
Condensed Consolidated Statements of Income (Unaudited)
(In millions, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020

Net revenues	$2,956.5	$2,062.9	$7,540.2	$5,419.6
Cost of sales:
Cost of materials and other	2,670.1	1,875.9	6,871.4	5,064.3
Operating expenses (excluding depreciation and amortization presented below)	100.7	115.7	358.3	348.3
Depreciation and amortization	55.6	59.4	178.4	160.0
Total cost of sales	2,826.4	2,051.0	7,408.1	5,572.6
Operating expenses related to retail and wholesale business (excluding depreciation and amortization presented below)	22.1	24.0	74.9	73.7
General and administrative expenses	58.7	57.0	164.4	184.4
Depreciation and amortization	5.2	5.8	17.2	17.4
Other operating (income) expense, net	(1.7)	0.3	(4.7)	(14.6)
Total operating costs and expenses	2,910.7	2,138.1	7,659.9	5,833.5
Operating income (loss)	45.8	(75.2)	(119.7)	(413.9)
Interest expense	37.7	31.9	100.5	98.0
Interest income	(0.2)	(0.9)	(0.5)	(3.1)
Income from equity method investments	(2.9)	(12.8)	(14.5)	(28.6)
Loss (gain) on sale of non-operating refinery	—	0.1	—	(56.8)
Other income, net	(21.8)	(1.0)	(16.0)	(3.4)
Total non-operating expense, net	12.8	17.3	69.5	6.1
Income (loss) before income tax expense (benefit)	33.0	(92.5)	(189.2)	(420.0)
Income tax expense (benefit)	6.1	(15.6)	(52.3)	(134.6)
Net income (loss)	26.9	(76.9)	(136.9)	(285.4)
Net income attributed to non-controlling interests	8.8	11.2	24.7	29.4
Net income (loss) attributable to Delek	$18.1	$(88.1)	$(161.6)	$(314.8)

Basic income (loss) per share	$0.24	$(1.20)	$(2.19)	$(4.28)
Diluted income (loss) per share	$0.24	$(1.20)	$(2.19)	$(4.28)

Weighted average common shares outstanding:
Basic	74,074,446	73,669,310	73,930,925	73,551,970
Diluted	74,492,176	73,669,310	73,930,925	73,551,970
Dividends declared per common share outstanding	$—	$0.31	$—	$0.93

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Delek US Holdings, Inc.
Condensed Cash Flow Data (Unaudited)
(In millions)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Cash flows from operating activities:
Net cash provided by (used in) operating activities	$75.3	$(76.7)	$210.2	$(399.8)
Cash flows from investing activities:
Net cash used in investing activities	(24.5)	(7.1)	(143.2)	(163.0)
Cash flows from financing activities:
Net cash (used in) provided by financing activities	(53.2)	42.7	(23.9)	415.4
Net (decrease) increase in cash and cash equivalents	(2.4)	(41.1)	43.1	(147.4)
Cash and cash equivalents at the beginning of the period	833.0	849.0	787.5	955.3
Cash and cash equivalents at the end of the period	$830.6	$807.9	$830.6	$807.9

Significant Transactions During the Quarter Impacting Results:
Property and Casualty Insurance Recoveries
During the quarter, we received insurance recoveries related to the fire and freeze events that occurred during the first quarter 2021, and which unfavorably impacted our results during the first two quarters of 2021. To date, we have recognized approximately $21.4 million ($16.6 million after-tax) of insurance recoveries all related to property and casualty claims, $4.4 million of which related to replacement cost coverage on property losses and which helps offset corresponding capital expenditures, and the remaining $17.0 million of which relates to repairs and other operating expenses incurred in connection with our property and casualty damages. Neither property and damage repairs and expenses impacting operating expenses, nor related insurance recoveries, meet our requirements for Adjusting items in Adjusted net income or Adjusted EBITDA. We have additional property and casualty claims, as well as business interruption claims, that are outstanding and still pending, and which are expected to be recognized in future quarters. The proceeds related to recovery of property and casualty related operating expenses have no economic impact on Adjusted net income or Adjusted EBITDA for the nine months ended September 30, 2021 because they are 100% offset by related expenses we incurred during that period.
Contract Termination Recoveries
During the quarter, the Wink to Webster Pipeline LLC (the "WTW Pipeline JV") partners made the decision to buy Delek out of the Midland Connector Financing Commitment Agreement, which provided an interest-free commitment to fund Delek up to $65 million upon completion of a connector to connect the Wink-to-Webster long-haul pipeline to our Big Spring Gathering System, with repayment over 14 years ("WTW Contract Termination"). The buy-out totaled $27.5 million and enabled us to recover approximately $17.3 million of capital expenditures that we may not have incurred had it not been for the financing commitment, including approximately $6.6 million that was written off during the third quarter, as in-substance indemnification. As a result of the transaction, we recognized $20.9 million of other non-operating income in the third quarter, representing the excess over our current period recognized write-offs. Of that total excess, $10.2 million has been included as an adjusting item in Adjusted net income because it represents the portion that exceeds our total related expenditures that have or will impact results of operations, and all $20.9 million has been included as an adjusting item in Adjusted EBITDA representing the portion that exceeds the related component of our expenditures that has or will impact EBITDA. We also recognized our portion of the WTW Pipeline JV’s expense associated with this buy-out resulting in an incremental equity method loss of $(4.1) million on our WWP Project Financing JV investment (which owns a 15% interest in the WWP Pipeline JV) during the third quarter that does not meet the criteria for adjustment but represents part of the economics of the transaction. The net economic impact of this transaction on Adjusted net income was $6.6 million (pre-tax) (or the recoveries not adjusted net of the related incremental equity method loss) for the three and nine months ended September 30, 2021. There is no economic impact on Adjusted EBITDA other than the recognition of the incremental equity method loss of $(4.1) million for the three and nine months ended September 30, 2021.
Immaterial Cumulative Correction to Refining Inventory
The third quarter results were adjusted to correct an immaterial prior period error relating to $21.5 million ($16.7 million after-tax) of manufacturing overhead costs that should have been included in refining finished goods inventory as of prior periods. Of that amount, $14.0 million was recognized as a reduction of operating expenses and $7.5 million was recognized as a reduction of depreciation in the refining segment. The impact of this cumulative balance sheet error correction on specific refining segment contribution margins is shown in the Other Items Impacting Contribution section on page 9. As a result of the error correction, the inventory balance has been corrected as of September 30, 2021.

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Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended September 30, 2021
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding intercompany fees and sales)	$2,603.8	$79.8	$206.5	$66.4	$2,956.5
Inter-segment fees and revenues	210.8	109.8	—	(320.6)	—
Operating costs and expenses:
Cost of materials and other	2,640.4	105.1	165.2	(240.6)	2,670.1
Operating expenses (excluding depreciation and amortization presented below)	82.8	17.3	23.4	(0.7)	122.8
Segment contribution margin	$91.4	$67.2	$17.9	$(12.9)	$163.6
Depreciation and amortization	$45.9	$10.2	$3.0	$1.7	60.8
General and administrative expenses					58.7
Other operating income, net					(1.7)
Operating income					$45.8
Capital spending (excluding business combinations)	$14.5	$4.2	$1.9	$8.3	$28.9

	Three Months Ended September 30, 2020
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$1,450.8	$49.4	$177.7	$385.0	$2,062.9
Inter-segment fees and revenues	112.7	92.8	—	(205.5)	—
Operating costs and expenses:
Cost of materials and other	1,479.2	60.7	136.3	199.7	1,875.9
Operating expenses (excluding depreciation and amortization presented below)	102.1	14.3	23.1	0.2	139.7
Segment contribution margin	$(17.8)	$67.2	$18.3	$(20.4)	$47.3
Depreciation and amortization	$50.3	$9.4	$2.9	$2.6	65.2
General and administrative expenses					57.0
Other operating loss, net					0.3
Operating loss					$(75.2)
Capital spending (excluding business combinations)	$0.6	$3.2	$0.7	$0.2	$4.7

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Nine Months Ended September 30, 2021
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$6,415.1	$202.6	$590.3	$332.2	$7,540.2
Inter-segment fees and revenues	555.3	308.4	—	(863.7)	—
Operating costs and expenses:
Cost of materials and other	6,609.9	275.0	466.4	(479.9)	6,871.4
Operating expenses (excluding depreciation and amortization presented below)	310.2	46.9	67.2	8.9	433.2
Segment contribution margin	$50.3	$189.1	$56.7	$(60.5)	$235.6
Depreciation and amortization	$149	$30.9	$9.6	$6.1	195.6
General and administrative expenses					164.4
Other operating income, net					(4.7)
Operating loss					$(119.7)
Capital spending (excluding business combinations)	$133.0	$14.6	$3.2	$10.8	$161.6

8 |

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Nine Months Ended September 30, 2020
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net revenues (excluding inter-segment fees and revenues)	$4,021.9	$133.4	$521.7	$742.6	$5,419.6
Inter-segment fees and revenues	346.5	289.9	—	(636.4)	—
Operating costs and expenses:
Cost of materials and other	4,314.4	205.9	400.0	144.0	5,064.3
Operating expenses (excluding depreciation and amortization presented below)	302.5	41.5	66.8	11.2	422.0
Segment contribution margin	$(248.5)	$175.9	$54.9	$(49.0)	$(66.7)
Depreciation and amortization	$132.3	$24.4	$9.1	$11.6	177.4
General and administrative expenses					184.4
Other operating income, net					(14.6)
Operating loss					$(413.9)
Capital spending (excluding business combinations)	$180.9	$6.9	$8.2	$12.0	$208.0

Other Items Impacting Contribution Margin:
In addition to the items that were reflected as adjustments for deriving our Adjusted segment contribution margin (as presented on page 20), there were other items that were recognized during the periods that impacted our Segment contribution margins. The primary items are as follows:

Summary of Other Favorable (Unfavorable) Items Impacting Contribution Margin:
(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Impact on Refining Segment Contribution Margin: Other Inventory/Commodity Hedging Gains (Losses) (1)
Refining	$(11.9)	$0.9	$(25.3)	$(62.5)
Logistics	—	(0.4)	(1.6)	1.8
Corporate, Other and Eliminations	—	(10.3)	0.4	(26.2)
Impact on Refining Segment Contribution Margin: Other Inventory/Commodity Hedging Gains (Losses)	$(11.9)	$(9.8)	$(26.5)	$(86.9)

Total Impact on Refining Segment Contribution Margin: FIFO Other Inventory Impact and Other Items Impacting Refining Margin (2)
FIFO Other Inventory Impact	$8.9	$38.1	$52.1	$(119.7)
Other Items	$—	$(11.4)	$(12.3)	$99.6
Total Impact on Refining Segment Contribution Margin: FIFO Other Inventory Impact and Other Items Impacting Refining Margin (2)	$8.9	$26.7	$39.8	$(20.1)

Immaterial Cumulative Catch-Up Adjustment to Capitalize Operating Expenses in Refining Finished Goods Inventory (3)
Tyler Refinery	$1.9	$—	$1.9	$—
El Dorado Refinery	5.7	—	5.7	—
Big Spring Refinery	3.7	—	3.7	—
Krotz Springs Refinery	2.7	—	2.7	—
Total Impact on Refining Segment Contribution Margin: Cumulative Inventory Error Correction	$14.0	$—	$14.0	$—
(1)    See further discussion in the 'Schedule of Inventory/Commodity Hedging Gains (Losses)'' on page 10.
(2)     See further discussion in the 'Other Items Impacting Refining Margin' on page 14.
(3) See further discussion in the 'Significant Transactions During the Quarter Impacting Results' section on page 7.

9 |

Delek US Holdings, Inc.
Schedule of Inventory/Commodity Hedging Gains (Losses)
$ in millions
(unaudited)	Three Months Ended September 30, 2021
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Inventory/Commodity unrealized hedging gain (loss)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$(8.2)	$—	$—	$—	$(8.2)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	1.5	(0.1)	—	—	1.4
Total inventory/commodity unrealized hedging gain (loss)	(6.7)	(0.1)	—	—	(6.8)
Total inventory/commodity realized hedging gain (loss)	(3.7)	—	—	—	(3.7)
Total inventory/commodity hedging gain (loss)	$(10.4)	$(0.1)	$—	$—	$(10.5)

	Three Months Ended September 30, 2020
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Inventory/Commodity unrealized hedging gain (loss)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$(34.8)	$—	$—	$—	$(34.8)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	2.1	0.3	—	11.3	13.7
Total inventory/commodity unrealized hedging gain (loss)	(32.7)	0.3	—	11.3	(21.1)
Total inventory/commodity realized hedging gain (loss)	35.7	(0.4)	—	(10.3)	25.0
Total inventory/commodity hedging gain (loss)	$3.0	$(0.1)	$—	$1.0	$3.9

	Nine Months Ended September 30, 2021
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Inventory/Commodity unrealized hedging gain (loss)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$(3.7)	$—	$—	$—	$(3.7)
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	(12.7)	0.3	—	0.2	(12.2)
Total inventory/commodity unrealized hedging gain (loss)	(16.4)	0.3	—	0.2	(15.9)
Total inventory/commodity realized hedging gain (loss)	(21.6)	(1.6)	—	0.4	(22.8)
Total inventory/commodity hedging gain (loss)	$(38.0)	$(1.3)	$—	$0.6	$(38.7)

	Nine Months Ended September 30, 2020
Inventory/Commodity Hedging Gains (Losses) Included in Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Unrealized inventory/commodity hedging gain (loss) where the hedged item is currently recognized in the financial statements	$7.0	$—	$—	$—	$7.0
Unrealized inventory/commodity hedging gain (loss) where the hedged item is not yet recognized in the financial statements (1)	(1.0)	0.3	—	2.4	1.7
Total inventory/commodity unrealized hedging gain (loss)	6.0	0.3	—	2.4	8.7
Total inventory/commodity realized hedging gain (loss)	(69.5)	1.8	—	(26.2)	(93.9)
Total inventory/commodity hedging gain (loss)	$(63.5)	$2.1	$—	$(23.8)	$(85.2)
(1) Represents an Adjusted item in certain of our non-GAAP measures.

10 |

Refining Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Tyler, TX Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	273	274
Total sales volume - refined product (average barrels per day)(1)	74,904	77,386	75,225	74,050
Products manufactured (average barrels per day):
Gasoline	35,221	40,383	37,410	39,221
Diesel/Jet	28,452	31,612	28,883	28,980
Petrochemicals, LPG, NGLs	2,196	3,848	2,001	3,022
Other	1,620	1,763	1,575	1,442
Total production	67,489	77,606	69,869	72,665
Throughput (average barrels per day):
Crude oil	67,199	72,651	68,206	67,693
Other feedstocks	528	4,975	2,021	5,422
Total throughput	67,727	77,626	70,227	73,115
Total refining revenue ( $ in millions)	$643.9	$383.8	$1,759.0	$1,055.3
Cost of materials and other ($ in millions)	595.5	392.4	1,625.0	1,003.0
Total refining margin ($ in millions) (2)	$48.4	$(8.6)	$134.0	$52.3
Per barrel of refined product sales:
Tyler refining margin (2)	$7.03	$(1.21)	$6.52	$2.58
Tyler adjusted refining margin (2)	$7.03	$(2.80)	$5.05	$5.72
Operating expenses (3)	$3.20	$3.28	$3.42	$3.35
Crude Slate: (% based on amount received in period)
WTI crude oil	87.8%	89.0%	89.6%	92.1%
East Texas crude oil	12.2%	11.0%	10.1%	7.9%
Other	—%	—%	0.3%	—%
El Dorado, AR Refinery
Days in period	92	92	273	274
Total sales volume - refined product (average barrels per day)(1)	89,909	79,594	65,147	77,742
Products manufactured (average barrels per day):
Gasoline	40,108	36,801	28,017	35,855
Diesel	31,922	30,709	22,208	29,473
Petrochemicals, LPG, NGLs	1,235	1,678	933	1,933
Asphalt	7,595	7,268	5,768	6,655
Other	720	825	588	801
Total production	81,580	77,281	57,514	74,717
Throughput (average barrels per day):
Crude oil	78,744	74,235	56,026	72,427
Other feedstocks	4,115	2,814	2,419	2,610
Total throughput	82,859	77,049	58,445	75,037
Total refining revenue ( $ in millions)	$728.4	$452.6	$1,654.6	$1,407.8
Cost of materials and other ($ in millions)	709.2	405.6	$1,639.2	1,399.1
Total refining margin ($ in millions) (2)	$19.2	$47.0	$15.4	$8.7
Per barrel of refined product sales:
El Dorado refining margin (2)	$2.32	$6.42	$0.87	$0.41
El Dorado adjusted refining margin (2)	$2.32	$6.56	$0.87	$0.45
Operating expenses (3)	$1.75	$3.25	$3.87	$3.73
Crude Slate: (% based on amount received in period)
WTI crude oil	56.9%	69.9%	51.6%	52.2%
Local Arkansas crude oil	14.7%	17.7%	20.2%	17.2%
Other	28.4%	12.4%	28.2%	30.5%

11 |

Refining Segment (continued)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Big Spring, TX Refinery	(Unaudited)		(Unaudited)
Days in period - based on date acquired	92	92	273	274
Total sales volume - refined product (average barrels per day) (1)	72,142	75,884	70,023	61,602
Products manufactured (average barrels per day):
Gasoline	36,051	38,106	34,133	29,532
Diesel/Jet	27,036	28,777	24,510	22,190
Petrochemicals, LPG, NGLs	3,528	3,923	3,672	2,959
Asphalt	1,589	2,235	1,464	1,715
Other	1,354	1,397	1,416	1,030
Total production	69,558	74,438	65,195	57,426
Throughput (average barrels per day):
Crude oil	70,473	72,779	66,693	57,725
Other feedstocks	576	2,067	(68)	746
Total throughput	71,049	74,846	66,625	58,471
Total refining revenue ( $ in millions)	$677.1	$401.9	$1,794.1	$1,104.4
Cost of materials and other ($ in millions)	630.1	374.0	1,663.4	1,069.3
Total refining margin ($ in millions) (2)	$47.0	$27.9	$130.7	$35.1
Per barrel of refined product sales:
Big Spring refining margin (2)	$7.07	$4.00	$6.84	$2.07
Big Spring adjusted refining margin (2)	$7.09	$4.08	$6.82	$2.12
Operating expenses (3)	$2.93	$3.88	$4.86	$4.47
Crude Slate: (% based on amount received in period)
WTI crude oil	75.9%	63.7%	68.7%	70.3%
WTS crude oil	24.1%	36.3%	31.3%	29.7%
Krotz Springs, LA Refinery
Days in period - based on date acquired	92	92	273	274
Total sales volume - refined product (average barrels per day) (1)	74,493	67,465	59,107	69,965
Products manufactured (average barrels per day):
Gasoline	31,465	32,287	23,639	26,872
Diesel/Jet	26,364	23,686	19,075	25,447
Heavy oils	1,216	729	759	559
Petrochemicals, LPG, NGLs	6,151	3,394	4,690	2,417
Other	3,960	4,020	7,267	11,117
Total production	69,156	64,116	55,430	66,412
Throughput (average barrels per day):
Crude oil	65,583	60,150	50,197	64,019
Other feedstocks	2,713	3,028	5,413	2,415
Total throughput	68,296	63,178	55,610	66,434
Total refining revenue ( $ in millions)	$745.2	$335.9	$1,752.3	$999.1
Cost of materials and other ($ in millions)	705.9	339.1	1,679.9	1,016.8
Total refining margin ($ in millions) (2)	$39.3	$(3.2)	$72.4	$(17.7)
Per barrel of refined product sales:
Krotz Springs refining margin (2)	$5.73	$(0.50)	$4.48	$(0.92)
Krotz Springs adjusted refining margin (2)	$5.69	$(0.40)	$4.49	$(0.89)
Operating expenses (3)	$3.69	$4.25	$4.55	$3.72
Crude Slate: (% based on amount received in period)
WTI Crude	62.5%	72.6%	65.5%	69.3%
Gulf Coast Sweet Crude	37.5%	24.6%	33.8%	29.8%
Other	—%	2.8%	0.7%	0.9%
(1)     Includes inter-refinery sales and sales to other segments which are eliminated in consolidation.
(2)     See the calculations of Adjusted refining margin on the following page as well as Other Items Impacting Refining Margin discussed on page 14.
(3)    See the impact of the one-time cumulative inventory correction on operating expenses in the Other Items Impacting Contribution Margin discussed on page 9.

12 |

Delek US Holdings, Inc.
Reconciliation of Refining margin per barrel to Adjusted Refining margin per barrel (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Tyler (2)
Reported refining margin, $ per barrel	$7.03	$(1.21)	$6.52	$2.58
Adjusting items:
Net inventory LCM valuation loss (benefit)	—	(1.59)	(1.47)	3.14
Adjusted refining margin $/bbl	$7.03	$(2.80)	$5.05	$5.72
El Dorado (3)
Reported refining margin, $ per barrel	$2.32	$6.42	$0.87	$0.41
Adjusting items:
Net inventory LCM valuation loss (benefit)	—	0.14	—	0.04
Adjusted refining margin $/bbl	$2.32	$6.56	$0.87	$0.45
Big Spring (4)
Reported refining margin, $ per barrel	$7.07	$4.00	$6.84	$2.07
Adjusting items:
Net inventory LCM valuation loss (benefit)	0.02	0.08	(0.02)	0.05
Adjusted refining margin $/bbl	$7.09	$4.08	$6.82	$2.12
Krotz Springs (5)
Reported refining margin, $ per barrel	$5.73	$(0.50)	$4.48	$(0.92)
Adjusting items:
Net inventory LCM valuation loss (benefit)	(0.04)	0.10	0.01	0.03
Adjusted refining margin $/bbl	$5.69	$(0.40)	$4.49	$(0.89)
(1)Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. Additionally, management evaluates other impacts to refining margin by refinery which may not represent adjustments, but which provide information useful for evaluating the results compared to current crack spreads and peers. See the 'Other Items Impacting Refining Margin' for further discussion.
(2)Tyler adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately a nominal amount and $11.3 million of net valuation benefit in the third quarter 2021 and 2020, respectively. There was approximately $30.3 million of net valuation benefit and $63.8 million of net valuation loss for the nine months ended September 30, 2021 and 2020, respectively.
Note also that Tyler's refining margin per barrel and the adjusted refining margin per barrel for the three months ended September 30, 2020 both reflect the $(11.4) million margin impact of unfavorable fixed price crude cost transactions during the quarter, but exclude the offsetting realized hedging gains of approximately $11.4 million, and the Refining margin per barrel and the Adjusted refining margin per barrel for the nine months ended September 30, 2020 both reflect the $99.6 million benefit of favorable fixed price crude cost transactions during the quarter, but exclude the offsetting realized hedging losses of approximately $(99.6) million. Giving effect to the related hedging gains (losses), both the Refining margin per barrel and the Adjusted refining margin per barrel would have increased by $1.60 and for the three months and would have decreased by $(4.91) for the nine months ended September 30, 2020. See further discussion in the section "Other Items Impacting Refining Margin' on page 14.
(3)El Dorado Adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately a nominal amount and $1.0 million of net valuation loss in the third quarter 2021 and 2020, respectively. There was approximately a nominal amount and $1.0 million of net valuation loss for the nine months ended September 30, 2021 and 2020, respectively.
Note also that El Dorado's refining margin per barrel and the adjusted refining margin per barrel for the nine months ended September 30, 2021 reflect a RINs inventory true-up resulting from our annual compliance review totaling $(12.3) million which negatively impacted the related per barrel amount by $(0.69). See further discussion in the section "Other Items Impacting Refining Margin' on page 14.
(4)Big Spring Adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately $0.1 million and $0.6 million of net valuation loss in the third quarter 2021 and 2020, respectively. There was approximately $0.4 million of net valuation benefit and $0.8 million of net valuation loss for the nine months ended September 30, 2021 and 2020, respectively.
(5)Krotz Springs Adjusted refining margins exclude the following items:
Net inventory LCM valuation loss/benefit - There was approximately $0.3 million of net valuation benefit and $0.6 million of net valuation loss in the third quarter 2021 and 2020, respectively. There was approximately $0.2 million and $0.6 million of net valuation loss for the nine months ended September 30, 2021 and 2020, respectively.

13 |

Other Items Impacting Refining Margin:
In addition to the items that were reflected as adjustments for deriving our Adjusted refining margin, which then was used to calculate Adjusted refining margin per barrel presented on page 13, there were other items that were recognized during the periods that impacted our Refining margins at the refineries. The primary items are as follows:
Other Inventory Impact: "Other inventory impact" is primarily calculated by multiplying the number of barrels sold during the period by the difference between current period weighted average purchase cost per barrel and per barrel cost of materials and other for the period recognized on a FIFO basis. It assumes no beginning or ending inventory, so that the current period average purchase cost per barrel is a reasonable estimate of our market purchase cost for the current period, without giving effect to any build or draw on beginning inventory. These amounts are based on management estimates using a methodology including these assumptions, and are not intended to be a representation of results under LIFO. However, this analysis provides management with a means to compare hypothetical refining margins to current period average crack spreads, as well as provides a means to better compare our results to peers.

Summary of Other Favorable (Unfavorable) Items Impacting Refining Margin:
$ in millions
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Tyler
Significant impact of fixed price crude transactions (1)	$—	$(11.4)	$—	$99.6
	$—	$(11.4)	$—	$99.6
El Dorado
Other inventory impact	$3.9	$24.5	$37.2	$(52.3)
Impact of RINs inventory true-up (2)	—	—	(12.3)	—
	$3.9	$24.5	$24.9	$(52.3)
Big Spring
Other inventory impact	$5.7	$12.0	$27.2	$(44.0)
	$5.7	$12.0	$27.2	$(44.0)
Krotz Springs
Other inventory impact	$(0.7)	$1.6	$(12.3)	$(23.4)
	$(0.7)	$1.6	$(12.3)	$(23.4)
(1) We routinely hedge our inventory positions based on segment-wide strategies, which are included in our refining segment contribution margin but are not necessarily specifically designated to specific refineries or identifiable trades. Because of the historic volatility in the crude market during 2020 and the fact that we transact the majority of our optimization transactions at Tyler, the Tyler margins were impacted by relatively large fixed price crude transaction loss during the three months ended September 30, 2020, resulting in a corresponding realized hedging gain of $11.4 million pre-tax for the three months ended September 30, 2020 that was recognized in the refining segment but outside the Tyler refining margins. On a year-to-date basis, the impact of these fixed price crude transactions on the Tyler refining margin was a benefit of $99.6 million, where the offsetting net hedging loss was recognized separately.
(2) Represents a RINs inventory true-up resulting from our annual compliance review.

14 |

Included in the refinery statistics above are the following inter-refinery and sales to other segments:

Inter-refinery Sales
Unaudited	Three Months Ended September 30,		Nine Months Ended September 30,
(in barrels per day)	2021	2020	2021	2020
Tyler refined product sales to other Delek refineries	1,712	2,479	1,866	1,813
El Dorado refined product sales to other Delek refineries	736	854	715	1,075
Big Spring refined product sales to other Delek refineries	580	2,294	727	1,532
Krotz Springs refined product sales to other Delek refineries	1	14	197	167

Refinery Sales to Other Segments
Unaudited	Three Months Ended September 30,		Nine Months Ended September 30,
(in barrels per day)	2021	2020	2021	2020

Tyler refined product sales to other Delek segments	50	1,069	619	1,953
El Dorado refined product sales to other Delek segments	9	27	9	122
Big Spring refined product sales to other Delek segments	22,298	22,835	22,196	22,839
Krotz Springs refined product sales to other Delek segments	3,180	1,002	2,423	336

Pricing statistics
Unaudited
	Three Months Ended September 30,		Nine Months Ended September 30,
(average for the period presented)	2021	2020	2021	2020

WTI — Cushing crude oil (per barrel)	$70.54	$40.88	$65.06	$38.95
WTI — Midland crude oil (per barrel)	$70.74	$41.03	$65.48	$38.98
WTS -- Midland crude oil (per barrel)	$70.58	$40.99	$65.43	$38.84
LLS (per barrel)	$71.46	$42.46	$66.69	$40.67
Brent crude oil (per barrel)	$73.15	$43.34	$67.96	$42.56

U.S. Gulf Coast 5-3-2 crack spread (per barrel) (1)	$18.46	$7.49	$16.32	$8.30
U.S. Gulf Coast 3-2-1 crack spread (per barrel) (1)	$19.72	$8.15	$17.53	$8.92
U.S. Gulf Coast 2-1-1 crack spread (per barrel) (1)	$11.91	$3.51	$9.84	$4.72

U.S. Gulf Coast Unleaded Gasoline (per gallon)	$2.15	$1.15	$1.95	$1.07
Gulf Coast Ultra low sulfur diesel (per gallon)	$2.08	$1.16	$1.92	$1.18
U.S. Gulf Coast high sulfur diesel (per gallon)	$1.79	$1.02	$1.65	$1.03
Natural gas (per MMBTU)	$4.32	$2.12	$3.35	$1.92
(1)    For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S, Gulf Coast Pipeline No. 2 heating oil (ultra low sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra-low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S, Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and East Texas, while the El Dorado refinery's crude input is primarily a combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland.

15 |

Logistics Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	81,929	78,244	60,344	76,750
Refined products pipelines	62,263	55,740	42,733	55,315
SALA Gathering System	14,086	13,659	14,056	13,520
East Texas Crude Logistics System	18,644	22,591	24,045	15,705
Big Spring Gathering Assets (3)	84,325	90,719	79,251	85,845
Plains Connection System	131,571	104,314	120,905	96,961

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	71,847	73,417	72,791	70,376
West Texas wholesale marketing throughputs (average bpd)	10,560	9,948	10,033	11,718
West Texas wholesale marketing margin per barrel	$3.33	$3.42	$3.64	$2.37
Big Spring wholesale marketing throughputs (average bpd)	81,880	78,659	76,680	73,701
Terminalling throughputs (average bpd) (2)	144,355	160,843	142,959	145,240
(1) Excludes jet fuel and petroleum coke.
(2) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas terminals, El Dorado and North Little Rock, Arkansas terminals and Memphis and Nashville, Tennessee terminals.
(3) Prior-year period throughputs for the Big Spring Gathering Assets are for the 180 days we owned the assets following the Big Spring Gathering Assets Acquisition effective March 31, 2020.

Retail Segment	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Number of stores (end of period)	250	253	250	253
Average number of stores	250	253	250	253
Average number of fuel stores	245	248	245	248
Retail fuel sales (thousands of gallons)	41,912	45,096	124,655	135,471
Average retail gallons sold per average number of fuel stores (in thousands)	171	182	510	547
Average retail sales price per gallon sold	$2.98	$2.01	$2.80	$2.02
Retail fuel margin ($ per gallon) (1)	$0.33	$0.31	$0.36	$0.35
Merchandise sales (in millions)	$81.7	$86.8	$240.9	$247.9
Merchandise sales per average number of stores (in millions)	$0.3	$0.3	$1.0	$1.0
Merchandise margin %	33.7%	31.6%	33.1%	31.3%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Same-Store Comparison (2)	(Unaudited)		(Unaudited)

Change in same-store fuel gallons sold	(5.9)%	(18.8)%	(9.6)%	(15.6)%
Change in same-store merchandise sales	(7.1)%	8.7%	(3.1)%	8.8%
(1)Retail fuel margin represents gross margin on fuel sales in the retail segment, and is calculated as retail fuel sales revenue less retail fuel cost of sales. The retail fuel margin per gallon calculation is derived by dividing retail fuel margin by the total retail fuel gallons sold for the period.
(2)Same-store comparisons include period-over-period changes in specified metrics for stores that were in service at both the beginning of the earliest period and the end of the most recent period used in the comparison.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted Net Income (Loss)	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Reported net income (loss) attributable to Delek	$18.1	$(88.1)	$(161.6)	$(314.8)
Adjusting items
Net inventory LCM valuation (benefit) loss	0.2	(9.5)	(29.9)	65.6
Tax effect	—	2.2	6.9	(15.4)
Net after-tax inventory LCM valuation (benefit) loss	0.2	(7.3)	(23.0)	50.2

El Dorado refinery fire - workers compensation loss	—	—	3.8	—
El Dorado refinery fire property and equipment loss - accelerated depreciation	—	—	1.0	—
Insurance recoveries on losses adjusted in prior periods (1)	(1.0)	—	(1.0)	—
Total El Dorado refinery fire net losses (recoveries)	(1.0)	—	3.8	—
Tax effect	0.2	—	(0.9)	—
Net after-tax El Dorado refinery fire losses, net of related recoveries	(0.8)	—	2.9	—

Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(1.4)	(13.7)	12.2	(1.7)
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	1.6	—	(0.2)	—
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	0.2	(13.7)	12.0	(1.7)
Tax effect	—	3.1	(2.9)	0.4
Net after-tax unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	0.2	(10.6)	9.1	(1.3)

Non-cash change in fair value of Supply and Offtake ("S&O") Obligation associated with hedging activities	—	8.2	(6.9)	(1.4)
Tax effect	—	(1.8)	1.5	0.3
Net after-tax non-cash change in fair value of S&O Obligation associated with hedging activities	—	6.4	(5.4)	(1.1)
Non-operating litigation accrual related to pre-Delek/Alon Merger shareholder action	—	—	6.5	—
Tax effect	—	—	(1.6)	—
Net after-tax non-operating litigation accrual related to pre-Delek/Alon Merger shareholder action	—	—	4.9	—
In-substance indemnification recoveries from WTW Contract Termination in excess of amounts that have or will impact net income (1)	(10.2)	—	(10.2)	—
Tax effect	2.4	—	2.4	—
Net after-tax termination proceeds	(7.8)	—	(7.8)	—

Gain from sale of Bakersfield non-operating refinery	—	0.1	—	(56.8)
Tax effect	—	—	—	12.8
Net after-tax gain from sale of Bakersfield non-operating refinery	—	0.1	—	(44.0)

Tax benefit from loss carryback provided by CARES Act	—	—	—	(16.8)
Tax adjustment to reduce deferred tax asset valuation allowance resulting from Big Springs Gathering Assets Acquisition	—	—	—	(22.3)

Total after tax adjusting items	(8.2)	(11.4)	(19.3)	(35.3)

Adjusted net income (loss)	$9.9	$(99.5)	$(180.9)	$(350.1)

(1) See further discussion in the 'Significant Transactions During the Quarter Impacting Results' section on page 7.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of U.S. GAAP Income (Loss) per share to Adjusted Net Income (Loss) per share	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Reported diluted income (loss) per share	$0.24	$(1.20)	$(2.19)	$(4.28)

Adjusting items, after tax (per share) (1) (2)
Net inventory LCM valuation loss (benefit)	—	(0.10)	(0.31)	0.68
El Dorado refinery fire net losses (recoveries)	(0.01)	—	0.04	—
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	—	(0.14)	0.12	(0.02)
Non-cash change in fair value of S&O Obligation associated with hedging activities	—	0.09	(0.07)	(0.01)
Non-operating litigation accrual related to pre-Delek/Alon Merger shareholder action	—	—	0.07	—
Gain from sale of Bakersfield non-operating refinery	—	—	—	(0.60)
In-substance indemnification recoveries from WTW Contract Termination in excess of amounts that have or will impact net income (3)	(0.10)	—	(0.11)	—
Tax benefit from loss carryback provided by CARES Act	—	—	—	(0.23)
Tax adjustment to reduce deferred tax asset valuation allowance resulting from Big Springs Gathering Assets Acquisition	—	—	—	(0.30)

Total adjusting items	(0.11)	(0.15)	(0.26)	(0.48)
Adjusted net income (loss) per share	$0.13	$(1.35)	$(2.45)	$(4.76)
(1) The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income in all periods.
(2) For periods of Adjusted net loss, Adjustments (Adjusting Items) and Adjusted net loss per share are presented using basic weighted average shares outstanding.
(3) See further discussion in the 'Significant Transactions During the Quarter Impacting Results' section on page 7.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions

	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Net Income (Loss) attributable to Delek to Adjusted EBITDA	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Reported net (loss) income attributable to Delek	$18.1	$(88.1)	$(161.6)	$(314.8)

Add:
Interest expense, net	37.5	31.0	100.0	94.9
Income tax expense (benefit)	6.1	(15.6)	(52.3)	(134.6)
Depreciation and amortization	60.8	65.2	195.6	177.4
EBITDA	122.5	(7.5)	81.7	(177.1)

Adjusting items
Net inventory LCM valuation (benefit) loss	0.2	(9.5)	(29.9)	65.6
El Dorado refinery fire losses, net of related insurance recoveries	(1.0)	—	3.8	—
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(1.4)	(13.7)	12.2	(1.7)
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	1.6	—	(0.2)	—
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	0.2	(13.7)	12.0	(1.7)
Non-cash change in fair value of S&O Obligation associated with hedging activities (1)	—	8.2	(6.9)	(1.4)
Non-operating litigation accrual related to pre-Delek/Alon Merger shareholder action	—	—	6.5	—
Gain from sale of Bakersfield non-operating refinery	—	0.1	—	(56.8)
In-substance indemnification recoveries from WTW Contract Termination in excess of amounts that have or will impact EBITDA (1)	(20.9)	—	(20.9)	—
Net income attributable to non-controlling interest	8.8	11.2	24.7	29.4
Total Adjusting items	(12.7)	(3.7)	(10.7)	35.1

Adjusted EBITDA	$109.8	$(11.2)	$71.0	$(142.0)

(1) See further discussion in the 'Significant Transactions During the Quarter Impacting Results' section on page 7.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
(unaudited)	Three Months Ended September 30, 2021
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$91.4	$67.2	$17.9	$(12.9)	$163.6
Adjusting items
Net inventory LCM valuation (benefit) loss	0.3	—	(0.1)	—	0.2
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(1.5)	0.1	—	—	(1.4)
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	1.6	—	—	—	1.6
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	0.1	0.1	—	—	0.2
Total Adjusting items	0.4	0.1	(0.1)	—	0.4
Adjusted segment contribution margin	$91.8	$67.3	$17.8	$(12.9)	$164.0

	Three Months Ended September 30, 2020
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$(17.8)	$67.2	$18.3	$(20.4)	47.3
Adjusting items
Net inventory LCM valuation (benefit) loss	(9.5)	—	—	—	(9.5)
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(2.1)	(0.3)	—	(11.3)	(13.7)
Non-cash change in fair value of S&O Obligation associated with hedging activities	8.2	—	—	—	8.2
Total Adjusting items	(3.4)	(0.3)	—	(11.3)	(15.0)
Adjusted segment contribution margin	$(21.2)	$66.9	$18.3	$(31.7)	$32.3

	Nine Months Ended September 30, 2021
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$50.3	$189.1	$56.7	$(60.5)	$235.6
Adjusting items
Net inventory LCM valuation (benefit) loss	(29.9)	—	—	—	(29.9)
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	12.7	(0.3)	—	(0.2)	12.2
Unrealized RINs and other hedging (gain) loss where the hedged item is not yet recognized in the financial statements	(0.2)	—	—	—	(0.2)
Total unrealized hedging (gain) loss where the hedged item is not yet recognized in the financial statements	12.5	(0.3)	—	(0.2)	12.0
Non-cash change in fair value of S&O Obligation associated with hedging activities	(6.9)	—	—	—	(6.9)
Total Adjusting items	(24.3)	(0.3)	—	(0.2)	(24.8)
Adjusted segment contribution margin	$26.0	$188.8	$56.7	$(60.7)	$210.8

	Nine Months Ended September 30, 2020
Reconciliation of U.S. GAAP Segment Contribution Margin to Adjusted Segment Contribution Margin	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Reported segment contribution margin	$(248.5)	$175.9	$54.9	$(49.0)	$(66.7)
Adjusting items
Net inventory LCM valuation (benefit) loss	65.8	(0.1)	—	(0.1)	65.6
Unrealized inventory/commodity hedging (gain) loss where the hedged item is not yet recognized in the financial statements	1.0	(0.3)	—	(2.4)	(1.7)
Non-cash change in fair value of S&O Obligation associated with hedging activities	(1.4)	—	—	—	(1.4)
Total Adjusting items	65.4	(0.4)	—	(2.5)	62.5
Adjusted segment contribution margin	$(183.1)	$175.5	$54.9	$(51.5)	$(4.2)
(1) See also 'Other Items Impacting Contribution Margin' on page 9.

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Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended September 30,		Nine Months Ended September 30,
Reconciliation of Refining Segment Gross Margin (Loss) to Refining Margin	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Net revenues	$2,814.6	$1,563.5	$6,970.4	$4,368.4
Cost of sales	2,769.1	1,631.6	7,069.1	4,749.2
Gross margin	45.5	(68.1)	(98.7)	(380.8)
Add back (items included in cost of sales):
Operating expenses (excluding depreciation and amortization)	82.8	102.1	310.2	302.5
Depreciation and amortization	45.9	50.3	149.0	132.3
Refining margin	$174.2	$84.3	$360.5	$54.0

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
Calculation of Net Debt	September 30, 2021	December 31, 2020
	(Unaudited)
Long-term debt - current portion	$63.4	$33.4
Long-term debt - non-current portion	2,158.8	2,315.0
Total long-term debt	2,222.2	2,348.4
Less: Cash and cash equivalents	830.6	787.5
Net debt - consolidated	1,391.6	1,560.9
Less: DKL net debt	896.5	988.0
Net debt, excluding DKL	$495.1	$572.9

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

Information about Delek US Holdings, Inc. can be found on its website (www.delekus.com), investor relations webpage (ir.delekus.com), news webpage (www.delekus.com/news) and its Twitter account (@DelekUSHoldings).

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